Exhibit 99.1

Jazz Pharmaceuticals Announces First Quarter 2024 Financial Results
and Affirms 2024 Financial Guidance

– 12% year-over-year revenue increase from combined key growth drivers:
Xywav®, Epidiolex® and Rylaze® –
– Oncology revenues grew 13% year-over-year –
– Submitted zanidatamab BLA for 2L BTC; expect to launch in 2025 or earlier –
– Top-line Phase 2b data from suvecaltamide trial in essential tremor expected in late 1H24 –
– 2024 total revenue guidance affirmed at $4.0 to $4.2 billion –

DUBLIN, May 1, 2024 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the first quarter of 2024 and affirmed guidance for 2024.

“In the first quarter of 2024, we delivered combined double-digit year-over-year growth from our key growth drivers: Xywav, Epidiolex and Rylaze. We also significantly advanced our zanidatamab program with the completion of the BLA for 2L BTC,” said Bruce Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals. “We believe the robust growth in patients benefitting from Xywav underscores the appreciation physicians and patients have for the long-term health benefits of reducing sodium and expect Xywav to remain the oxybate of choice. We see continued demand for Rylaze as the only non-E. coli asparaginase regimen that provides sustained activity throughout the course of treatment, and we expect continued growth of Epidiolex to be driven by geographic expansion, optimized dosing and data demonstrating its beyond-seizure benefits. Growing and durable revenues from Xywav, Epidiolex and Rylaze, coupled with our pipeline progress, drive our confidence in delivering on our guidance and objectives for 2024.”

Key Highlights

•Key growth drivers:
◦Xywav net product sales grew 14% year-over-year.
◦Epidiolex/Epidyolex® net product sales grew 5% year-over-year.
◦Rylaze/Enrylaze® net product sales grew 20% year-over-year.
•Zanidatamab:
◦Completed the zanidatamab BLA submission seeking accelerated approval in 2L BTC.
◦Updated data with longer follow-up, including overall survival (OS) findings, from the HERIZON-BTC-01 trial will be presented at ASCO Annual Meeting 2024.
◦Plan to initiate Phase 3 EMPOWHER trial in late-line HER2+ breast cancer in 2H24.
•Multiple near-term, late-stage pipeline catalysts anticipated:
◦Suvecaltamide top-line data from Phase 2b trial in ET in late 1H24.
◦Top-line data from Epidyolex Phase 3 trial in Japan in 2H24.
◦Top-line PFS data from zanidatamab in Phase 3 1L GEA targeted for late 2024.
◦Top-line data from Zepzelca® 1L SCLC Phase 3 trial at the end of 2024 or early 2025.
•Affirmed 2024 total revenue guidance of $4.0 to $4.2 billion.

Business Updates

Key Commercial Products
Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales increased 14% to $315.3 million in 1Q24 compared to the same period in 2023.
•As the only low-sodium oxybate and the only therapy approved to treat idiopathic hypersomnia (IH), expect Xywav to remain the oxybate of choice.
•There were approximately 12,950 active Xywav patients exiting 1Q24, with 275 net patient adds in IH.
•Data presented at 2024 AAN Annual Meeting demonstrated the real-world impacts of Xywav:
◦Results from the RHYTHM study demonstrated patients with IH experienced higher odds of comorbid conditions across multiple clinical categories, including cardiovascular conditions.
◦A review of five clinical studies evaluating the impact of once- and twice-nightly oxybates on sleep quality, sleep architecture and measures of disrupted nighttime sleep in narcolepsy found oxybate was effective in improving these measures regardless of dosing.

Xywav for Narcolepsy:
•There were approximately 9,900 narcolepsy patients taking Xywav exiting 1Q24.

Xywav for Idiopathic Hypersomnia (IH):
•There were approximately 3,050 IH patients taking Xywav exiting 1Q24.

Xyrem® (sodium oxybate) oral solution:
•Xyrem net product sales decreased 64% to $64.2 million in 1Q24 compared to the same period in 2023.

High-Sodium Oxybate Authorized Generic (AG) Royalties:
•Royalties from high-sodium oxybate AGs were $49.9 million in 1Q24.
•The Company expects high-sodium oxybate AG royalty revenue to exceed $200 million in 2024.

Epidiolex/Epidyolex (cannabidiol):
•Epidiolex/Epidyolex net product sales increased 5% to $198.7 million in 1Q24 compared to the same period in 2023. Epidiolex/Epidyolex growth was negatively affected by inventory drawdown in 1Q24.
•Outside of the U.S., Epidyolex is approved in more than 35 countries with additional launches and reimbursements anticipated through the end of 2024.
•Long-term and real-world data of treatment-resistant epilepsy were presented at 2024 ANN Annual Meeting:
◦Data from a long-term Expanded Access Program study demonstrated Epidiolex was associated with a sustained reduction in treatment-resistant, focal-onset seizures through 144 weeks, with an acceptable safety profile.
◦Updated interim results of seizure and non-seizure outcomes from the BECOME-TSC survey of caregivers of patients with tuberous sclerosis complex (TSC) reported improvements in seizure frequency and severity and in cognition, language and communication in patients.

Rylaze/Enrylaze (asparaginase erwinia chrysanthemi (recombinant)-rywn):
•Rylaze/Enrylaze net product sales increased 20% to $102.8 million in 1Q24 compared to the same period in 2023.

Zepzelca (lurbinectedin):
•Zepzelca net product sales increased 12% to $75.1 million in 1Q24 compared to the same period in 2023.

•Enrollment in the Phase 3 trial evaluating first-line (1L) use of Zepzelca in combination with Tecentriq® (atezolizumab) in small cell lung cancer, in partnership with Roche, was completed in 1Q24; expect top-line progression-free survival (PFS) data readout at the end of 2024 or early 2025.

Key Pipeline Highlights
Zanidatamab:
•Completed the zanidatamab biologics license application (BLA) seeking accelerated approval from the U.S. FDA for second-line (2L) biliary tract cancer (BTC). If approved, zanidatamab would be the first HER2-targeted treatment specifically approved for BTC in the U.S.
•The Company’s plans to submit a marketing authorization application (MAA) to the European Medicines Agency (EMA) are proceeding.
•Updated data with longer follow-up, including OS findings, from the HERIZON-BTC-01 trial will be presented at the ASCO Annual Meeting 2024.
•A confirmatory trial in 1L metastatic BTC is ongoing.
•The pivotal HERIZON-GEA-01 trial, evaluating zanidatamab in 1L gastroesophageal adenocarcinoma (GEA), is ongoing and the Company is targeting top-line PFS data in late 2024.
•The Company plans to initiate a Phase 3 trial, EMPOWHER, in the second half of 2024 to evaluate zanidatamab plus chemotherapy or trastuzumab plus chemotherapy in patients with HER2-positive breast cancer whose disease has progressed on previous T-DXd treatment.

Suvecaltamide (JZP385):
•Enrollment was completed in the Phase 2b essential tremor (ET) trial in 1Q24; top-line data readout is anticipated late 1H24.
•A Phase 2 trial in patients with Parkinson's disease tremor is ongoing.

Financial Highlights

	Three Months Ended March 31,
(In thousands, except per share amounts)	2024	2023
Total revenues	$901,983	$892,812
GAAP net income (loss)	$(14,618)	$69,420
Non-GAAP adjusted net income	$182,215	$285,261
GAAP earnings (loss) per share	$(0.23)	$1.04
Non-GAAP adjusted EPS	$2.68	$3.95

GAAP net loss for 1Q24 was $(14.6) million, or $(0.23) per diluted share, compared to a GAAP net income of $69.4 million, or $1.04 per diluted share, for 1Q23.
Non-GAAP adjusted net income for 1Q24 was $182.2 million, or $2.68 per diluted share, compared to a Non-GAAP adjusted net income of $285.3 million, or $3.95 per diluted share, for 1Q23.
Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.

Total Revenues

	Three Months Ended March 31,
(In thousands)	2024	2023
Xywav	$315,300	$277,761
Xyrem	64,232	178,130
Epidiolex/Epidyolex	198,716	188,909
Sativex	2,735	7,098
Total Neuroscience	580,983	651,898
Rylaze/Enrylaze	102,750	85,927
Zepzelca	75,100	67,181
Defitelio/defibrotide	47,676	39,079
Vyxeos	32,023	36,700
Total Oncology	257,549	228,887
Other	3,570	3,434
Product sales, net	842,102	884,219
High-sodium oxybate AG royalty revenue	49,947	2,096
Other royalty and contract revenues	9,934	6,497
Total revenues	$901,983	$892,812
Total revenues increased 1% in 1Q24 compared to the same period in 2023, driven by higher Oncology product sales of 13%, primarily due to continued growth in Rylaze/Enrylaze, which increased 20% to $102.8 million in 1Q24 compared to the same period in 2023, partially offset by lower neuroscience revenues. Total neuroscience revenue, including high-sodium oxybate AG royalty revenue, of $630.9 million decreased in 1Q24 compared to the same period in 2023, primarily due to decreased Xyrem revenues, reflecting the adoption of Xywav by existing Xyrem patients, high-sodium oxybate competition and changes to formulary coverage, partially offset by increased royalty revenue received on net sales of high-sodium oxybate AG products and increased Xywav and Epidiolex/Epidyolex net product sales.

Operating Expenses and Effective Tax Rate

	Three Months Ended March 31,
(In thousands, except percentages)	2024	2023
GAAP:
Cost of product sales	$95,487	$128,644
Gross margin	88.7%	85.5%
Selling, general and administrative	$351,712	$297,917
% of total revenues	39.0%	33.4%
Research and development	$222,847	$189,410
% of total revenues	24.7%	21.2%
Acquired in-process research and development	$10,000	$1,000
Income tax expense (benefit)[1]	$11,669	$(15,324)
Effective tax rate [1]	(728.4)%	(27.8)%
_________________________
1.The GAAP income tax expense for 1Q24 primarily related to tax shortfalls from share-based compensation. The GAAP income tax benefit for 1Q23 related primarily to taxes arising on pre-tax income and losses across tax jurisdictions and deductions on subsidiary equity.

	Three Months Ended March 31,
(In thousands, except percentages)	2024	2023
Non-GAAP adjusted:
Cost of product sales	$64,148	$64,728
Gross margin	92.4%	92.7%
Selling, general and administrative	$311,499	$260,515
% of total revenues	34.5%	29.2%
Research and development	$204,015	$173,918
% of total revenues	22.6%	19.5%
Acquired in-process research and development	$10,000	$1,000
Income tax expense	$65,796	$40,197
Effective tax rate[1]	26.4%	12.3%
_________________________
1.The non-GAAP effective tax rate increased in 1Q24 compared to the same period in 2023, primarily due to the mix of pre-tax income and losses incurred across tax jurisdictions.

Changes in operating expenses in 1Q24 over the prior year period are primarily due to the following:
•Cost of product sales, on a GAAP basis, decreased in 1Q24 compared to the same period in 2023, primarily due to lower acquisition accounting inventory fair value step-up expense. Cost of product sales, on a non-GAAP adjusted basis, in 1Q24 was in line with the same period in 2023.
•Selling, general and administrative (SG&A) expenses increased in 1Q24 compared to the same period in 2023, on a GAAP and on a non-GAAP adjusted basis, primarily due to increased compensation-related expenses driven by higher headcount in support of our key growth drivers, investment in our priority programs and litigation costs.
•Research and development (R&D) expenses increased in 1Q24 compared to the same period in 2023, on a GAAP and on a non-GAAP adjusted basis, primarily due to higher costs related to zanidatamab, as well as our other key pipeline programs, and an increase in compensation-related expenses driven by higher headcount in support of our development programs.
•Acquired in-process research and development (IPR&D) expense in 1Q24, on a GAAP and on a non-GAAP adjusted basis, related to an upfront payment made in connection with our asset purchase and collaboration agreement with Redx Pharma plc.

Cash Flow and Balance Sheet
As of March 31, 2024, cash, cash equivalents and investments were $1.8 billion, and the outstanding principal balance of the Company’s long-term debt was $5.8 billion. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $500.0 million. For the three months ended March 31, 2024, the Company generated $267.2 million of cash from operations reflecting strong business performance and continued financial discipline.

2024 Financial Guidance
The Company is affirming its full year 2024 financial guidance as follows:

(In millions)	Guidance
Revenues	$4,000 - $4,200
–Neuroscience (includes royalties from high-sodium oxybate AG)	$2,800 - $2,950
–Oncology	$1,120 - $1,220

(In millions, except per share amounts and percentages)	GAAP	Non-GAAP
Gross margin %	89%	93%[1,6]
SG&A expenses	$1,346 - $1,426	$1,170 - $1,230[2,6]
SG&A expenses as % of total revenues	32% - 36%	28% - 31%
R&D expenses	$877 - $935	$800 - $850[3,6]
R&D expenses as % of total revenues	21% - 23%	19% - 21%
Effective tax rate	(22)% - (3)%	10% - 13%[4,6]
Net income	$385 - $530	$1,275 - $1,350[6]
Net income per diluted share[5]	$5.80 - $7.70	$18.15 - $19.35[6]
Weighted-average ordinary shares used in per share calculations[5]	71	71
___________________________
1.Excludes $125-$145 million of amortization of acquisition-related inventory fair value step-up and $17-$19 million of share-based compensation expense.
2.Excludes $176-$196 million of share-based compensation expense.
3.Excludes $77-$85 million of share-based compensation expense.
4.Excludes 32%-16% from the GAAP effective tax rate of (22)%-(3)% relating to the income tax effect of adjustments between GAAP net income and non-GAAP adjusted net income, resulting in a non-GAAP adjusted effective tax rate of 10%-13%.
5.Diluted EPS calculations for 2024 include an estimated 6.4 million shares related to the assumed conversion of the 2.00% exchangeable senior notes due 2026, or the 2026 Notes, and the associated interest expense, net of tax, add-back to net income of $20 million and $18 million, on a GAAP and on a non-GAAP adjusted basis, respectively, under the "if converted" method.
6.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included above and in the table titled "Reconciliation of GAAP to non-GAAP Adjusted 2024 Net Income Guidance" at the end of this press release.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. IST) to provide a business and financial update and discuss its 2024 first quarter results.
Audio webcast/conference call:
U.S. Dial-In Number: +1 800 715 9871
Ireland Dial-In Number: +353 1800 943 926
Additional global dial-in numbers are available here.
Passcode: 8991966

Interested parties may access the live audio webcast via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be available via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases — often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines, including leading therapies for sleep disorders and epilepsy, and a growing portfolio of cancer treatments. Our patient-focused and science-driven approach powers pioneering research and development advancements across our robust pipeline of innovative therapeutics in oncology and neuroscience. Jazz is headquartered in Dublin, Ireland with research and development laboratories, manufacturing facilities and employees in multiple countries committed to serving patients worldwide. Please visit www.jazzpharmaceuticals.com for more information.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (and the related per share measure) and its line item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (and the related per share measure) and its line item components exclude from GAAP reported net income (loss) (and the related per share measure) and its line item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments. In this regard, the components of non-GAAP adjusted net income, including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income measure.

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period, to its forward-looking guidance, and to identify operating trends in the Company’s business. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2024 financial guidance and the Company’s expectations related thereto and anticipated catalysts; expectations that Xywav will remain the oxybate of choice; expectations of high-sodium oxybate AG royalty revenue in 2024; the future growth and durability of revenues; the Company’s advancement of pipeline programs and the timing of development activities, regulatory activities and submissions related thereto; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof, including expectations of a potential launch of zanidatamab in 2L BTC in 2025 or earlier, top line data from a Phase 2b trial of suvecaltamide in ET, initiating a Phase 3 trial of zanidatamab plus chemotherapy or trastuzumab plus chemotherapy in patients with HER2-positive breast cancer whose disease has progressed on previous T-DXd treatment, top line PFS data from a Phase 3 trial of zanidatamab in 1L GEA, top line data from a Phase 3 trial of Epidyolex in DS, LGS and TSC in Japan and top line PFS data from a Phase 3 trial of Zepzelca in 1L SCLC; and the Company’s development, regulatory and commercialization strategy, including the Company's expectations to executing multiple Epidyolex launches through 2024; the Company’s expectations with respect to its products and product candidates and the potential of the Company’s products and product candidates and the potential regulatory path related thereto; the Company’s capital allocation and corporate development strategy; the potential successful future development, manufacturing, regulatory and commercialization activities; the Company’s ability to realize the commercial potential of its products; the Company’s net product sales and goals for net product sales from new and acquired products; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection, as well as expectations with respect to exclusivity; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions; planned or anticipated regulatory submissions and filings, and the anticipated timing thereof; potential regulatory approvals; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of, and revenue from, Xywav, Rylaze and Epidiolex/Epidyolex and other marketed products; the introduction of new products into the U.S. market that compete with, or otherwise disrupt the market for the Company's products and product candidates; effectively launching and commercializing the Company’s other products and product candidates; the successful completion of development and regulatory activities with respect to the Company’s product candidates, obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; geopolitical events, including the conflict between Russia and Ukraine and related sanctions; macroeconomic conditions, including global financial markets, rising interest rates and inflation and recent and potential banking disruptions; regulatory initiatives and changes in tax laws; market volatility; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection and exclusivity for its products and product candidates; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and consummating corporate development transactions, financing these transactions and successfully integrating acquired product candidates, products and businesses; the Company’s ability to realize the anticipated benefits of its corporate development transactions and its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources; the Company’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, including as part of Vision 2025, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; fluctuations in the market price and trading volume of the Company's ordinary shares; the timing and availability of alternative investment opportunities; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals' Securities and Exchange Commission filings and reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 2023, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and future filings and reports by the Company. Other risks and uncertainties of which the Company is not currently aware may also affect the Company's forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues:
Product sales, net	$842,102	$884,219
Royalties and contract revenues	59,881	8,593
Total revenues	901,983	892,812
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	95,487	128,644
Selling, general and administrative	351,712	297,917
Research and development	222,847	189,410
Intangible asset amortization	155,730	149,786
Acquired in-process research and development	10,000	1,000
Total operating expenses	835,776	766,757
Income from operations	66,207	126,055
Interest expense, net	(66,116)	(74,147)
Foreign exchange gain (loss)	(1,693)	3,193
Income (loss) before income tax expense (benefit) and equity in loss of investees	(1,602)	55,101
Income tax expense (benefit)	11,669	(15,324)
Equity in loss of investees	1,347	1,005
Net income (loss)	$(14,618)	$69,420

Net income (loss) per ordinary share:
Basic	$(0.23)	$1.09
Diluted	$(0.23)	$1.04
Weighted-average ordinary shares used in per share calculations - basic	62,537	63,494
Weighted-average ordinary shares used in per share calculations - diluted	62,537	73,771

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,443,385	$1,506,310
Investments	375,000	120,000
Accounts receivable, net of allowances	707,095	705,794
Inventories	577,321	597,039
Prepaid expenses	122,562	185,476
Other current assets	314,535	320,809
Total current assets	3,539,898	3,435,428
Property, plant and equipment, net	166,236	169,646
Operating lease assets	61,637	65,340
Intangible assets, net	5,235,496	5,418,039
Goodwill	1,739,495	1,753,130
Deferred tax assets, net	507,749	477,834
Deferred financing costs	5,784	6,478
Other non-current assets	70,780	67,464
Total assets	$11,327,075	$11,393,359
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,976	$102,750
Accrued liabilities	826,530	793,914
Current portion of long-term debt	605,375	604,954
Income taxes payable	49,325	35,074
Total current liabilities	1,562,206	1,536,692
Long-term debt, less current portion	5,105,111	5,107,988
Operating lease liabilities, less current portion	56,158	59,225
Deferred tax liabilities, net	809,714	847,706
Other non-current liabilities	97,425	104,751
Total shareholders’ equity	3,696,461	3,736,997
Total liabilities and shareholders’ equity	$11,327,075	$11,393,359

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net cash provided by operating activities	$267,229	$320,708
Net cash used in investing activities	(271,904)	(4,822)
Net cash used in financing activities	(56,552)	(29,788)
Effect of exchange rates on cash and cash equivalents	(1,698)	331
Net increase (decrease) in cash and cash equivalents	$(62,925)	$286,429

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024		2023
	Net Income (Loss)	Diluted EPS/(LPS)[1]	Net Income	Diluted EPS[1]
GAAP reported	$(14,618)	$(0.23)	$69,420	$1.04
Intangible asset amortization	155,730	2.23	149,786	2.03
Share-based compensation expense	61,441	0.88	56,352	0.76
Acquisition accounting inventory fair value step-up	28,943	0.41	60,458	0.82
Non-cash interest expense[2]	4,846	0.07	4,766	0.06
Income tax effect of above adjustments	(54,127)	(0.76)	(55,521)	(0.75)
Effect of assumed conversion of Exchangeable Senior Notes[1]	—	0.08	—	(0.01)
Non-GAAP adjusted	$182,215	$2.68	$285,261	$3.95
Weighted-average ordinary shares used in diluted per share calculations - GAAP[1]	62,537		73,771
Dilutive effect of Exchangeable Senior Notes[1]	6,418		—
Dilutive effect of employee equity incentive and purchase plans	788		—
Weighted-average ordinary shares used in diluted per share calculations - non-GAAP[1]	69,743		73,771
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Diluted EPS/(LPS) was calculated using the "if-converted" method in relation to the 1.50% exchangeable senior notes due 2024, or the 2024 Notes, and the 2026 Notes, which we refer to collectively as the Exchangeable Senior Notes. In August 2023, we made an irrevocable election to fix the settlement method for exchange of the 2024 Notes to a combination of cash and ordinary shares of the Company with a specified cash amount per $1,000 principal amount of the 2024 Notes of $1,000. As a result, the assumed issuance of ordinary shares upon exchange of the 2024 Notes has only been included in the calculation of diluted net income per ordinary share, on a GAAP and on a non-GAAP adjusted basis, in the three months ended March 31, 2023. The potential issue of ordinary shares upon exchange of the 2026 Notes was anti-dilutive and had no impact on GAAP reported net loss per diluted share for the three months ended March 31, 2024. GAAP reported net income per diluted share for the three months ended March 31, 2023 included 9.0 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense, net of tax, add-back to GAAP net income of $7.0 million. Non-GAAP adjusted net income per diluted share for the three months ended March 31, 2024 included 6.4 million shares related to the assumed conversion of the 2026 Notes and the associated interest expense, net of tax, add-back to non-GAAP adjusted net income of $4.4 million. Non-GAAP adjusted net income per diluted share for the three months ended March 31, 2023 included 9.0 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense, net of tax, add-back to non-GAAP adjusted net income of $6.3 million.
2.Non-cash interest expense associated with debt issuance costs.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE THREE MONTHS ENDED MARCH 31, 2024 and 2023
(In thousands, except percentages)
(Unaudited)

	Three months ended March 31, 2024
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense	Effective tax rate(1)
GAAP Reported	$95,487	88.7%	$351,712	$222,847	$155,730	$10,000	$66,116	$11,669	(728.4)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(155,730)	—	—	—	—
Share-based compensation expense	(2,396)	0.3	(40,213)	(18,832)	—	—	—	—	—
Acquisition accounting inventory fair value step-up	(28,943)	3.4	—	—	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(4,846)	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	54,127	754.8
Total of non-GAAP adjustments	(31,339)	3.7	(40,213)	(18,832)	(155,730)	—	(4,846)	54,127	754.8
Non-GAAP Adjusted	$64,148	92.4%	$311,499	$204,015	$—	$10,000	$61,270	$65,796	26.4%

	Three months ended March 31, 2023
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate(1)
GAAP Reported	$128,644	85.5%	$297,917	$189,410	$149,786	$1,000	$74,147	$(15,324)	(27.8)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(149,786)	—	—	—	—
Share-based compensation expense	(3,458)	0.4	(37,402)	(15,492)	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(4,766)	—	—
Acquisition accounting inventory fair value step-up	(60,458)	6.8	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	55,521	40.1
Total of non-GAAP adjustments	(63,916)	7.2	(37,402)	(15,492)	(149,786)	—	(4,766)	55,521	40.1
Non-GAAP Adjusted	$64,728	92.7%	$260,515	$173,918	$—	$1,000	$69,381	$40,197	12.3%
__________________________
(1)The GAAP effective tax rate for 1Q24 was derived from the income tax expense which arose primarily from tax shortfalls from share-based compensation. The GAAP effective tax rate for 1Q23 was derived from the income tax benefit which arose as a result of taxes arising on pre-tax income and losses across tax jurisdictions and deductions on subsidiary equity.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2024 NET INCOME AND DILUTED EPS GUIDANCE
(In millions, except per share amounts)
(Unaudited)

	Net Income	Diluted EPS
GAAP guidance	$385 - $530	$5.80 - $7.70
Intangible asset amortization	605 - 645	8.55 - 9.15
Acquisition accounting inventory fair value step-up	125 - 145	1.75 - 2.05
Share-based compensation expense	270 - 300	3.80 - 4.25
Non-cash interest expense	20 - 30	0.30 - 0.40
Income tax effect of above adjustments	(205) - (225)	(2.90) - (3.20)
Effect of assumed conversion of 2026 Notes	-	(0.05)
Non-GAAP guidance	$1,275 - $1,350	$18.15 - $19.35

Weighted-average ordinary shares used in per share calculations - GAAP and non-GAAP	71

Contacts:

Investors:
Andrea N. Flynn, Ph.D.
Vice President, Head, Investor Relations
Jazz Pharmaceuticals plc
InvestorInfo@jazzpharma.com
Ireland +353 1 634 3211
U.S. +1 650 496 2717

Media:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948